UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)

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Abington Community Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

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April 16, 2007

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Abington Community Bancorp, Inc. The meeting will be held at the Huntingdon Valley Country Club located at 2295 Country Club Drive, Huntingdon Valley, Pennsylvania 19006, on Thursday, May 17, 2007 at 10:30 a.m., Eastern Daylight Time.

At the Annual Meeting, you will be asked to elect two (2) directors for a three-year term and ratify the appointment of Beard Miller Company LLP as our independent registered public accounting firm for the year ending December 31, 2007. Each of these matters is more fully described in the accompanying materials.

It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to mark, sign, and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person at the Annual Meeting, but will ensure that your vote is counted if you are unable to attend.

Your continued support of Abington Community Bancorp, Inc. is sincerely appreciated.

Very truly yours,

/s/ Robert W. White Robert W. White Chairman, President and Chief Executive Officer

ABINGTON COMMUNITY BANCORP, INC. 180 Old York Road Jenkintown, Pennsylvania 19046 (215) 886-8280

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TIME	10:30 a.m., Eastern Daylight Time, Thursday, May 17, 2007

PLACE	Huntingdon Valley Country Club 2295 Country Club Drive Huntingdon Valley, Pennsylvania

ITEMS OF BUSINESS	(1) To elect two directors for a three-year term expiring in 2010 and until their successors are elected and qualified;

(2) To ratify the appointment of Beard Miller Company LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

(3) To transact such other business, as may properly come before the meeting or at any adjournment thereof. We are not aware of any other such business.

RECORD DATE	Holders of Abington Community Bancorp common stock of record at the close of business on April 3, 2007 are entitled to vote at the meeting.

ANNUAL REPORT	Our 2006 Annual Report to Shareholders is enclosed but is not a part of the proxy solicitation materials.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. Most shareholders whose shares are held in “street” name can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.
BY ORDER OF THE BOARD OF DIRECTORS /s/ Edward W. Gormley Edward W. Gormley Corporate Secretary
Jenkintown, Pennsylvania April 16, 2007

ABINGTON COMMUNITY BANCORP, INC.

PROXY STATEMENT

ABOUT THE ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished to holders of common stock of Abington Community Bancorp, Inc., the mid-tier holding company of Abington Bank. We are soliciting proxies on behalf of our Board of Directors to be used at the Annual Meeting of Shareholders to be held at the Huntingdon Valley Country Club located at 2295 Country Club Drive, Huntingdon Valley, Pennsylvania, on Thursday, May 17, 2007 at 10:30 a.m., Eastern Daylight Time, and at any adjournment thereof, for the purposes set forth in the attached Notice of Annual Meeting of Shareholders. This Proxy Statement is first being mailed to shareholders on or about April 16, 2007.

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the election of directors and ratification of our independent registered public accounting firm. In addition, management will report on the performance of Abington Community Bancorp and respond to questions from shareholders.

Who is entitled to vote?

Only our shareholders of record as of the close of business on the record date for the meeting, April 3, 2007, are entitled to vote at the meeting. On the record date, we had 15,288,154 shares of common stock issued and outstanding and no other class of equity securities outstanding. Our issued and outstanding shares includes 8,728,500 shares of common stock held by Abington Mutual Holding Company, the parent mutual holding company for Abington Community Bancorp. For each issued and outstanding share of common stock you own on the record date, you will be entitled to one vote on each matter to be voted on at the meeting, in person or by proxy.

How do I submit my proxy?

After you have carefully read this Proxy Statement, indicate on your proxy form how you want your shares to be voted. Then sign, date and mail your proxy form in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the Annual Meeting.

Can I attend the meeting and vote my shares in person?

Yes. All shareholders are invited to attend the Annual Meeting. Shareholders of record can vote in person at the Annual Meeting. If your shares are held in “street” name, then you are not the shareholder of record and you must ask your broker or other nominee how you can vote at the Annual Meeting.

Can I change my vote after I return my proxy card?

Yes. If you are a shareholder of record, there are three ways you can change your vote or revoke your proxy after you have sent in your proxy form.

•
First, you may send a written notice to our Corporate Secretary, Mr. Edward W. Gormley, Abington Community Bancorp, Inc., 180 Old York Road, Jenkintown, Pennsylvania 19046, stating that you would like to revoke your proxy.

•	Second, you may complete and submit a new proxy form. Any earlier proxies will be revoked automatically.

•	Third, you may attend the Annual Meeting and vote in person. Any earlier proxy will be revoked. However, attending the Annual Meeting without voting in person will not revoke your proxy.

If your shares are held in “street” name and you have instructed a broker or other nominee to vote your shares, you must follow directions from your broker or other nominee to change your vote.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of votes that all shareholders are entitled to cast on a particular matter will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

What are the Board of Directors’ recommendations?

The recommendations of the Board of Directors are set forth under the description of each proposal in this Proxy Statement. In summary, the Board of Directors recommends that you vote FOR the nominees for director described herein and FOR ratification of the appointment of Beard Miller Company LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

The proxy solicited hereby, if properly signed and returned to us and not revoked prior to its use, will be voted in accordance with your instructions contained in the proxy. If no contrary instructions are given, each proxy signed and received will be voted in the manner recommended by the Board of Directors and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment of the Annual Meeting and will not be used for any other meeting.

What vote is required to approve each item?

The election of directors will be determined by a plurality of the votes cast at the Annual Meeting. The two nominees for director receiving the most “for” votes will be elected. The ratification of the appointment of our independent registered public accounting firm will require the affirmative vote of a majority of the votes cast on the proposal. We expect that Abington Mutual Holding Company, which holds more than a majority of our issued and outstanding shares, will vote for Abington Community Bancorp’s two nominees for director and for the ratification of our independent registered public accounting firm, thereby ensuring the outcome of the two matters being considered at the Annual Meeting.

Under the Pennsylvania Business Corporation Law, an abstention or broker non-vote is not counted as a vote cast and accordingly, will have no effect on the vote to elect directors or ratify the appointment of our independent registered public accounting firm.

INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR, CONTINUING
DIRECTORS AND EXECUTIVE OFFICERS

Election of Directors (Proposal One)

Our Articles of Incorporation provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible. The directors are elected by our shareholders for staggered terms and until their successors are elected and qualified. No director is related to any other director or executive officer by first cousin or closer.

At this Annual Meeting, you will be asked to elect one class of directors, consisting of two directors, for a three-year term expiring in 2010 and until their successors are elected and qualified. Shareholders of Abington Community Bancorp are not permitted to use cumulative voting for the election of directors. As of the date of this annual meeting, Mr. Stuard Graham, who has served as director of Abington Bank since 1967, will be retiring. Our Nominating and Corporate Governance Committee recommended the nomination of Mr. Wilson to the class of directors whose term expires in 2010. Mr. Wilson has served as a director of Abington Bank since January 2006. Our other nominee, Mr. McHugh, currently serves as a director of Abington Community Bancorp and Abington Bank.

Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of the nominees for director listed below. If any person named as a nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for any replacement nominee or nominees recommended by our Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees listed below may not be able to serve as a director if elected.

The following tables present information concerning the nominees for director and each director whose term continues, all of whom also serve as directors of Abington Bank. Ages are reflected as of April 3, 2007. Where applicable, service as a director includes service as a director of Abington Bank.

Nominees for Director for a Three-Year Term Expiring in 2010

Name	Age	Principal Occupation During the Past Five Years/Public Directorships	Director Since
G. Price Wilson, Jr.	64	Partner, Quinn Wilson Real Estate in Abington, Pennsylvania	2006

Joseph B. McHugh	72	Owner, Joseph B. McHugh, P.E., mechanical engineer consulting, Jenkintown, Pennsylvania, since May 1999; prior thereto, Owner and Chief Executive Officer of McHugh Services Co. Inc., Oreland, Pennsylvania.	1991

The Board of Directors recommends that you vote FOR election of the nominees for director.

Members of the Board of Directors Continuing in Office

Directors Whose Term Expires in 2008

Name	Age	Principal Occupation During the Past Five Years/Public Directorships	Director Since
Jane Margraff Kieser	71	Retired. Formerly, Senior Vice President, Operations and Human Resources, Abington Bank from 1980 to December 2001.	2002

Robert W. White	62	Chairman of the Board, President and Chief Executive Officer of Abington Community Bancorp since June 2004; Chairman of the Board and Chief Executive Officer of Abington Bank since 1995 and President since 1991.	1977

Directors Whose Term Expires in 2009

Name	Age	Principal Occupation During the Past Five Years/Public Directorships	Director Since
Michael F. Czerwonka, III	53	Partner, Fitzpatrick & Czerwonka, an accounting firm, Abington, Pennsylvania, since 1988 and Treasurer of Abington School District, Abington, Pennsylvania from July, 2004 to June, 2005. Mr. Czerwonka is a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants.	1998

Robert J. Pannepacker, Sr.	58	President, Penny’s Flowers, a florist in Glenside, Pennsylvania since 1966.	1991

In addition to the above directors, Messrs. A. Stuard Graham, Jr., Harold N. Grier and Baron Rowland serve as directors emeritus of Abington Community Bancorp and Abington Bank.

Director Compensation

Directors of Abington Community Bancorp are not compensated separately by Abington Community Bancorp. The directors also serve as directors of Abington Bank and are compensated by Abington Bank for such service.

Members of Abington Bank’s Board of Directors received $1,100 per meeting attended and a $10,000 annual retainer for fiscal 2006. In fiscal 2006, the Secretary of Abington Bank’s Audit Committee received an additional $100 per quarter for preparation of the minutes, members of the Audit Committee received $500 per meeting, with the Chair receiving $700 per meeting. The members of the Compensation and Nominating and Corporate Governance Committees received $400 per meeting, with the Chair receiving $500. Such fees were paid only if the meetings were attended. Board fees are subject to periodic adjustment by the Board of Directors.

We maintain a Deferred Compensation Plan for our Board of Directors whereby non-employee directors may elect to defer a portion of their board fees until the earlier of retirement, termination of service, death or disability, each as defined in the Deferred Compensation Plan. The participants’ accounts are invested in cash unless they elect to invest all or a portion of their accounts in stock units representing an equal number of shares of Abington Community Bancorp common stock. Payments upon retirement, termination of service or disability will be made, at the election of the participant, in a lump sum or monthly installments over a period not to exceed fifteen years. Upon death of a participant prior to termination of service, payments are made to his or her beneficiary in a lump sum. We also maintain a Board Retirement Plan. Pursuant to the Board’s Retirement Plan, upon retirement after reaching age 75, non-employee directors will receive an annual benefit equal to 75% of the director fees paid in the year of retirement for a period of 10 years. If a director dies while serving as a director and prior to reaching age 75, his or her beneficiary will receive the present value of the director’s accrued retirement benefit in a lump sum.

Director Compensation Table. The table below summarizes the total compensation paid to our non-employee directors for the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total(5)
Michael F. Czerwonka, III	$26,000	$28,824	$19,548	$ 245	$432	$75,049
A. Stuard Graham, Jr.	24,400	28,824	12,516	(2,651)	432	63,521
Jane Margraff Kieser	24,400	28,824	14,748	9,867	432	78,271
Joseph B. McHugh	23,600	28,824	14,748	(808)	432	66,796
Robert J. Pannepacker, Sr.	26,200	28,824	19,548	(924)	432	74,080
G. Price Wilson, Jr.	23,200	—	420	(6,069)	—	17,551

(1)
Reflects expense recognized in accordance with Statement of Financial Accounting Standards No. 123(R) related to grants of restricted stock awards to directors in July 2005 under the 2005 Recognition and Retention Plan. Such awards vest pro rata over five years commencing July 5, 2006. Each non-employee director, other than Mr. Wilson, received an award of 12,000 shares that had a grant date fair value of $144,120.

(2)
Reflects expense recognized in accordance with Statement of Financial Accounting Standards No. 123(R) related to grants of stock options under the 2005 Stock Option Plan made to each non-employee director, other than Mr. Wilson, covering 30,000 shares in July 2005 which vest pro rata over five years commencing July 5, 2006 and, in the case of Mr. Wilson covering 4,000 shares made in November 2006, which vests pro rata over five years commencing November 17, 2007. The full grant date values of the awards are set forth below.

Name	Grant Date Fair Value of Option Awards
Michael F. Czerwonka, III	$97,740
A. Stuard Graham, Jr.	62,580
Jane Margraff Kieser	73,740
Joseph B. McHugh	73,740
Robert J. Pannepacker, Sr.	97,740
G. Price Wilson, Jr.	17,176

(3)
Our directors participate in the board of directors deferred compensation plan and Board of Trustees Retirement Plan. In addition, Ms. Margraff Kieser maintains an account in the executive deferred compensation plan with respect to amounts accumulated while she served as an executive officer. The amounts represent the changes in the actuarial present value of accumulated pension benefits. There are no above-market or preferential earnings paid on the accounts under the deferred compensation plan.

(4)	Consists of dividends paid on shares awarded under the 2005 Recognition and Retention Plan that vested during 2006.

(5)
At December 31, 2006, each non-employee director held the following amount of unvested stock awards under our 2005 Recognition and Retention Plan and outstanding options under our 2005 Stock Option Plan:

Name	Unvested Stock Awards	Option Awards
Michael F. Czerwonka, III	9,600	30,000
A. Stuard Graham, Jr.	9,600	30,000
Jane Margraff Kieser	9,600	30,000
Joseph B. McHugh	9,600	30,000
Robert J. Pannepacker, Sr.	9,600	30,000
G. Price Wilson, Jr.	—	4,000

Committees and Meetings of the Board of Directors

During the fiscal year ended December 31, 2006, the Board of Directors of Abington Community Bancorp met nine times. No director of Abington Community Bancorp attended fewer than 75% of the aggregate of the total number of Board meetings held during the period for which he/she has served as a director and the total number of meetings held by all committees of the Board on which he/she served. A majority of our directors are independent directors as defined in the Nasdaq listing standards. The Board of Directors has determined that Messrs. Czerwonka, McHugh, Pannepacker and Wilson and Ms. Margraff Kieser are independent directors. Members of the Board also serve on committees of Abington Bank. Abington Community Bancorp has not paid separate compensation to its directors.

Membership on Certain Board Committees. The Board of Directors of Abington Community Bancorp has established an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The following table sets forth the membership of such committees as of the date of this proxy statement.

Directors	Audit	Compensation	Nominating and Corporate Governance
Michael F. Czerwonka, III	**
A. Stuard Graham, Jr.		*	*
Jane Margraff Kieser		*	*
Joseph B. McHugh	*
Robert J. Pannepacker, Sr.	*	**	**

*	Member.
**	Chair.

Audit Committee. The Audit Committee reviews with management and our independent registered public accounting firm Abington Community Bancorp’s systems of internal controls, reviews our annual financial statements, including the Form 10-K and monitors Abington Community Bancorp’s adherence to generally accepted accounting principles in our in accounting and financial reporting. The Audit Committee is currently comprised of three directors, all of whom are independent directors as defined in the Nasdaq’s listing standards. Mr. Czerwonka, a certified public accountant and partner in the accounting firm of Fitzpatrick & Czerwonka, has been designated as our Audit Committee Financial Expert by the Board of Directors. The Audit Committee of Abington Community Bancorp met three times in 2006. The committee’s charter is available on our website at www.abingtonbank.com under the Investor Relations heading.

Nominating and Corporate Governance Committee. It is the responsibility of the Nominating and Corporate Governance Committee to, among other functions, nominate directors for election at the Annual Meeting. The Nominating and Corporate Governance Committee met once in 2006 to consider director nominations and recommended nominees to the full Board of Directors for this Annual Meeting. The Nominating and Corporate Governance Committee members are independent directors, as defined in the Nasdaq listing standards. The committee’s charter is available on our website at www.abingtonbank.com under the Investor Relations heading.

Compensation Committee. It is the responsibility of the Compensation Committee of Abington Community Bancorp to set the compensation of Abington Community Bancorp’s Chief Executive Officer and Chief Financial Officer as well as the other members of senior management. The Compensation Committee of Abington Community Bancorp met three times in fiscal 2006. Each of the members of the Compensation Committee is an independent director as defined in the Nasdaq listing standards. The committee’s charter is available on our website at www.abingtonbank.com under the Investor Relations heading.

Directors’ Attendance at Annual Meetings

Directors are expected to attend the Annual Meeting. All of our directors attended the 2006 Annual Meeting of Shareholders.

Director Nominations

The Charter of the Nominating and Corporate Governance Committee sets forth certain criteria the committee may consider when recommending individuals for nomination including: ensuring that the Board of Directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “financial expert,” as that term is defined by the rules of the SEC), local or community ties, minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially. The committee also may consider the extent to which the candidate would fill a present need on the Board of Directors. In addition, our Bylaws provide that no person 75 years of age or older is eligible for nomination to the Board of Directors. The Nominating and Corporate Governance Committee will also consider candidates for director suggested by other directors, as well as our management and shareholders. Any shareholder wishing to make a nomination must follow our procedures for shareholder nominations, which are described under “Shareholder Proposals, Nominations and Communications with the Board of Directors” at page 26.

Code of Conduct and Ethics

Abington Community Bancorp maintains a comprehensive Code of Conduct and Ethics which covers all directors, officers and employees of Abington Community Bancorp and its subsidiaries. The Code of Conduct and Ethics requires that our directors, officers and employees avoid conflicts of interest; maintain the confidentiality of information relating to Abington Community Bancorp and its customers; engage in transactions in the common stock only in compliance with applicable laws and regulations and the requirements set forth in the Code of Conduct and Ethics; and comply with other requirements which are intended to ensure that they conduct business in an honest and ethical manner and otherwise act with integrity and in the best interest of Abington Community Bancorp. Our Code of Conduct and Ethics specifically imposes standards of conduct on our chief executive officer, chief financial officer, principal accounting officer and other persons with financial reporting responsibilities who are identified in regulations issued by the SEC dealing with corporate codes of conduct.

Our directors, officers and employees are required to affirm in writing that they have reviewed and understand the Code of Conduct and Ethics. A copy of our Code of Conduct and Ethics is available on our website at www.abingtonbank.com. In accordance with the listing requirements of The Nasdaq Stock Market, we will disclose on the SEC’s Form 8-K, the nature of any amendments to this Code of Conduct and Ethics (other than technical, administrative, or other non-substantive amendments), our approval of any material departure from a provision of this Code of Conduct and Ethics, and our failure to take action within a reasonable period of time regarding any material departure from a provision of this Code of Conduct and Ethics that has been made known to any of our executive officers.

Executive Officers Who Are Not Directors

Set forth below is information regarding individuals currently serving as executive officers of Abington Community Bancorp and Abington Bank who do not also serve as directors. Ages are as of April 3, 2007.

Name	Age	Principal Occupation During the Past Five Years
Edward W. Gormley	58	Senior Vice President and Corporate Secretary of Abington Community Bancorp since June 2004; Senior Vice President of Abington Bank since 1997 and Secretary of Abington Bank since 1985.

Frank Kovalcheck	49
Senior Vice President of Abington Community Bancorp since June 2004; Senior Vice President of Abington Bank since June 2001; prior thereto, Senior Vice President and Assistant Secretary, First Federal Savings and Loan Association of Bucks County, Bristol, Pennsylvania from 1976 to 2001.

Jack J. Sandoski	63	Senior Vice President and Chief Financial Officer of Abington Community Bancorp since June 2004; Senior Vice President of Abington Bank since 1997 and Chief Financial Officer and Treasurer since 1988.

In accordance with Abington Community Bancorp’s bylaws, our executive officers are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the board of directors.

MANAGEMENT COMPENSATION

Compensation Discussion and Analysis

Overview. Our executive compensation program is designed to provide incentives to our executive officers to effectively lead and manage our business to achieve our growth strategy. Because the compensation of our executive officers plays an integral role in our success, our compensation programs are designed to attract, retain, and motivate qualified, effective executives and professionals. Decisions regarding executive compensation are determined by our Compensation Committee, which reviews a number of factors in their decisions, including performance of the individual executive officers, the performance of Abington Community Bancorp and publicly available compensation surveys for comparable companies. In the year ended December 31, 2006, the members of our Compensation Committee were Ms. Margraff Kieser and Messrs. Graham and Pannepacker, who is Chairman. In this compensation discussion and analysis, our chief executive officer, our chief financial officer and our two other most highly compensated executive officers during 2006 are referred to collectively as our “named executive officers.”

During the year ended December 31, 2006, we compensated our named executive officers with a combination of base salary, bonus, equity compensation and participation in benefit plans at levels that we believed were comparable to other financial institutions of similar size within our region. In addition to base salary and bonuses, the primary benefit plans made available to our named executive officers include our employee stock ownership plan, 2005 stock option plan and 2005 recognition and retention plan (both of which have provisions in compliance with the regulations of the Federal Deposit Insurance Corporation for recently converted savings banks), 401(k) Plan, our frozen deferred compensation plan, supplemental executive retirement plan and split-dollar life insurance. Our compensation plans have been developed by our board of directors and the Compensation Committee with the assistance of our management. Historically, the Compensation Committee has conducted an analysis of our compensation levels based on its review of various publicly available surveys or reports to assist in setting appropriate levels of compensation for our named executive officers. In the future, we may determine to engage the services of compensation consultants to review our policies and procedures with respect to executive compensation, or conduct annual benchmark reviews of our executive compensation, however, we have no specific plans to do so at this time.

Following the completion of our mutual holding company reorganization in December 2004, we adopted a stock option plan and a restricted stock plan in June 2005 in order to more closely align the interests of our directors and executive officers with our shareholders. When these plans were approved by our shareholders in fiscal 2005, we made significant grants of stock options and service-based restricted stock awards to our directors and executive officers, both as a reward for past service as well as to provide an incentive for future performance. All grants of options under our 2005 Stock Option Plan were made with exercise prices equal to the market value of our common stock on the date of grant and become vested over five years at the rate of 20% on each anniversary of the date of grant. In connection with our mutual holding company reorganization we implemented an employee stock ownership plan. Through our employee stock ownership plan, as well as our 401(k) Plan, we provide all of our employees, including our named executive officers, with tax-qualified retirement benefits. In light of the costs associated with the employee stock ownership plan and the benefits available under our 2005 Stock Option Plan and 2005 Recognition and Retention Plan, in December 2005, the board of directors elected to freeze our deferred compensation plan retroactive to January 1, 2005.

We offer various fringe benefits to all of our employees, including our executive officers, on a non-discriminatory basis, including group policies for medical, dental, life, disability and accidental death insurance. Our President and Chief Executive Officer receives an automobile allowance and country club dues. The Compensation Committee believes that such additional benefits are appropriate and assist Mr. White in fulfilling his employment obligations. No perquisites are provided to the other executive officers of the company.

Objectives of Our Compensation Programs. The primary objectives of our executive compensation policies and programs are to attract, retain and motivate talented and qualified individuals to manage and lead our company, which we believe will promote our corporate growth strategy and enhance long-term shareholder value. We focus on determining appropriate compensation levels that will enable the organization to meet the following objectives:

•	To attract, retain and motivate an experienced, competent executive management team;

•	To reward the executive management team for the enhancement of shareholder value based on our annual earnings performance and the market price of our stock;

•	To make certain that compensation rewards are adequately balanced between short-term and long-term considerations;

•	To encourage ownership of our common stock through grants of stock options and restricted stock awards to all levels of bank management; and

•	To maintain compensation levels that are competitive with other financial institutions particularly those of executive officers at peer institutions based on asset size and market area.

Elements of Executive Compensation

Base Salary. For 2006, the Compensation Committee determined the base salaries of Messrs White, Sandoski, Gormley and Kovalcheck and submitted such determination to the full board of directors for review. Mr. White, the only named executive officer who is also a member of the Board, did not participate in discussions regarding his own compensation. In setting base salary, the Compensation Committee conducted a review of external competitiveness based on publicly available salary surveys produced by America’s Community Bankers (ACB) and L. R. Webber. The ACB is a national bank trade organization and their survey lists various job titles by asset size of the bank and the geographic region in which the bank operates. The L. R. Webber survey is for Pennsylvania banks and also provides information based on the institution’s asset size and geographic region within the state. Generally, the peer groups consisted of financial institutions with asset ranges of $700 million to $1 billion and $1 billion to $2.5 billion in the mid-Atlantic region.

In determining base salary for 2006, the Compensation Committee considered the overall financial performance of Abington Community Bancorp, the individual’s contribution to the attainment of the company’s internal budget expectations, growth in market share, leadership, complexity of position, expense containment, asset quality and Abington Bank’s ratings with our banking regulators, however, no particular weight is given to any single factor. The base salaries for Messrs White, Sandoski, Gormley and Kovalcheck were $285,000, $143,000, $138,000 and $122,000, respectively for 2006, increases of 3.6%, 3.6%, 3.2% and 6.1%, respectively, from 2005 salaries. The Compensation Committee believes that the base salaries paid to each member of the senior management team is commensurate with their duties, performance and range for the industry compared with financial institutions of similar size within our region.

Incentive/Bonus Compensation. The Compensation Committee determines the annual bonus paid to Messrs White, Sandoski, Gormley and Kovalcheck from a bonus pool for all employees that, for fiscal 2006, represented 8% of net profit. The Compensation Committee determines the aggregate amount from that pool that is paid to the named executive officers as a group, and which for 2006 amounted to 43.0% of the total bonus pool. For 2006, such amount was allocated on a pro rata basis to the named executive officers based on their base salary. As part of their determination, the Compensation Committee considered the ACB and L. R. Webber surveys described above and determined that the aggregate and individual cash bonus amounts were commensurate with the performance of the company and the named executive officers during the year. The cash bonuses paid to Messrs White, Sandoski, Gormley and Kovalcheck for 2006 were $97,347, $48,844, $47,136 and $41,671 respectively. The cash bonuses paid were between 16.7% and 19.0% less than the cash bonuses paid in 2005. The Compensation Committee had determined to pay bonuses in 2005 that were slightly higher than the company’s typical bonuses in consideration of, among other factors, the freezing the deferred compensation plan in 2005. By utilizing a calculation of cash bonus based on a percentage of net profit, the Compensation Committee believes this component of executive compensation properly focuses management on the company’s short term profitability.

Equity Compensation. The Compensation Committee uses the award of stock options and recognition and retention plan shares to align the interests of the named executive officers with those of Abington Community Bancorp’s shareholders. At the annual meeting of shareholders in 2005, shareholders approved our stock option plan and recognition and retention plan. Messrs. White, Sandoski, Gormley and Kovalcheck received awards from the Compensation Committee under those plans during 2005 which are vesting at a rate of 20% per year over five years. No additional awards were granted to any of the named executive officers in 2006. The Compensation Committee believes that the five year vesting of stock options and recognition and retention plan awards will focus senior management on long term performance and stock appreciation. Vesting at a rate over no less than five years was mandated under the federal banking regulations applicable as a result of our mutual holding company reorganization and facilitates our goal of retaining our experienced, effective management team.

Stock option awards have an exercise price equal to the fair market of the Company’s common stock value on the date of the award. Much has been written in the financial journals over the past year about corporations backdating stock options at the expense of the corporation. The Compensation Committee closely monitors the stock option awards to all employees and directors. No changes to the option awards or option exercise price have ever been made to any option granted under our 2005 Stock Option Plan.

Information regarding the outstanding stock option grants and unvested recognition and retention plan awards is included in the section titled “Management - Outstanding Equity Awards at Fiscal Year End.” No stock options were exercised by the named executive officers in fiscal 2006. For information regarding Abington Community Bancorp’s expense related to the portion of each stock option and recognition and retention plan award that vested during fiscal 2006, as calculated in accordance with Statement of Financial Accounting Standards No. 123(R), see “Management - Summary Compensation Table.”

Employment Agreements. Abington Bank has entered into employment agreements with each of the named executive officers. The contracts are reviewed annually by the Compensation Committee and the full board of directors. In December 2006, the boards of directors of Abington Community Bancorp, Abington Bank and Abington Bancorp approved the amendment and restatement of Abington Bank’s employment agreements with each of the named executive officers. The employment agreements were amended and restated primarily in order to reflect the proposed conversion of Abington Mutual Holding Company and to comply with new Section 409A of the Internal Revenue Code. As part of the revisions to comply with Section 409A of the Internal Revenue Code, Abington Community Bancorp and Abington Bank provided for cash severance payments to be paid in a lump sum in order to utilize an exemption from Section 409A. Furthermore, various defined terms, including the definitions of change in control and disability, were revised to be consistent with Section 409A of the Internal Revenue Code. For additional information regarding the terms of the employment agreements, see “Management – Employment Agreements.”

Benefit Plans. The Compensation Committee reviews annually the expense and appropriateness of all benefit plans for the named executive officers and all other employees. Our benefit plans include a supplemental executive retirement plan, 401(k) plan, deferred compensation plan, employee stock ownership plan, and other benefit plans such as medical, dental, life and disability insurance.

Abington Bank maintains a deferred compensation plan for senior management. As of January 1, 2005, Abington Bank no longer contributes to the deferred compensation plan. Plan balances remain on behalf of each of the named executive officers for contributions prior to 2005, the majority of which is invested in Abington Community Bancorp common stock. The amounts reported as aggregate earnings in the table under “Management - Benefit Plans - Nonqualified Deferred Compensation” were primarily the result of the significant increase in Abington Community Bancorp’s stock price during 2006.

The Compensation Committee also reviewed the existing supplemental executive retirement plan in 2005 and determined that no changes were necessary. The Compensation Committee believes that the supplemental executive retirement plan is a means to provide suitable supplemental retirement benefits to senior management whose benefits otherwise would be reduced due to IRS limits on retirement benefits under the 401(k) plan and employee stock ownership plan. The supplemental executive retirement plan provides the participants with a ten-year benefit upon retirement at age 65 or older in an amount equal to 50% of the executive’s average base compensation, as defined, for the highest three calendar years during the 10 years immediately preceding retirement.

In 2005, Abington Bank purchased bank-owned life insurance and entered into endorsement split dollar insurance agreements with each of the named executive officers in consideration for a termination of the named executive officers’ participation in the group life insurance benefits provided to other employees of Abington Bank. Bank-owned life insurance and the related split dollar life insurance arrangements are commonly utilized by financial institutions to provide a benefit to their executive officers while generating additional income and funding various other employee benefit programs. A description of the endorsement split dollar agreements is set forth under “Management – Benefit Plans – Endorsement Split Dollar Insurance Agreements.”

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compen- sation(4)	Total
Robert W. White Chairman of the Board, President and Chief Executive Officer	2006	$285,000	$97,347	$168,140	$104,527	$82,107	$69,860	$806,981
Jack J. Sandoski Senior Vice President, Chief Financial Officer and Treasurer	2006	143,000	48,844	42,035	34,842	52,501	31,511	352,733
Edward W. Gormley Senior Vice President and Secretary	2006	138,000	47,136	42,035	38,118	25,410	30,314	321,013
Frank Kovalcheck Senior Vice President	2006	122,000	41,671	42,035	38,118	11,356	26,735	281,915

(1)
In addition to salary, the amounts disclosed in this column include amounts contributed by the named executive officer to the Abington Bank 401(k) Plan. We periodically review, and may increase, base salaries in accordance with the terms of employment agreements or Abington Bancorp’s normal annual compensation review for each of our named executive officers.

(2)
Reflects the amount expensed in accordance with Statement of Financial Accounting Standards No. 123(R) during fiscal 2006 with respect to awards of restricted stock awards and/or stock options, as the case may be, with respect to each of the named executive officers. For a discussion of the assumptions used to establish the valuation of the restricted stock awards and stock options, reference is made to “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Share-Based Compensation.”

(3)
Messrs. White, Sandoski, Gormley and Kovalcheck are participants in Abington Bank’s frozen executive deferred compensation plan and supplemental executive retirement plan (“SERP”). The amounts for Messrs. White, Sandoski, Gormley and Kovalcheck reflect increases in the actuarial present value of SERP benefits. There are no above-market or preferential earnings paid on the named executive officers’ accounts under the deferred compensation plan.

(4)
Includes employer matching contributions of $11,000, $7,150, $6,900, and $6,100 allocated in 2006 to the accounts of Messrs. White, Sandoski, Gormley and Kovalcheck, respectively, under Abington Bank’s 401(k) plan and split dollar life insurance premiums paid by Abington Bank of $504, $553, $416 and $231 for Messrs. White, Sandoski, Gormley and Kovalcheck, respectively. Also includes the fair market value at December 31, 2006 of the shares of common stock allocated pursuant to the ESOP in 2006, representing $35,658, $23,178, $22,368 and $19,794 for each of Messrs. White, Sandoski, Gormley and Kovalcheck, respectively, and dividends paid on shares awarded pursuant to the 2005 Recognition and Retention Plan that vested during 2006. Includes $6,000 of country club dues and automobile allowances of $14,178 for Mr. White in 2006.

Outstanding Equity Awards at Fiscal Year-End

Abington Community Bancorp did not grant any awards of restricted stock or stock options during fiscal 2006 to its executive officers named in the summary compensation table. The table below sets forth outstanding equity awards at December 31, 2006 to our named executive officers.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options(1)			Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name	Exercisable	Unexercisable	Exercise Price
Robert W. White	35,100	140,400	$12.01	7/5/2015	56,000	$1,074,080
Jack J. Sandoski	11,700	46,800	12.01	7/5/2015	14,000	268,520
Edward W. Gormley	11,700	46,800	12.01	7/5/2015	14,000	268,520
Frank Kovalcheck	11,700	46,800	12.01	7/5/2015	14,000	268,520

(1)	Options vest at a rate of 20% per year commencing on July 5, 2006.

Option Exercises and Stock Vested

The table below sets forth the number of shares acquired and their value on the date of vesting pursuant to our 2005 Recognition and Retention Plan for the year ended December 31, 2006. None of our named executive officers exercised stock options during the fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise	Value Realized On Exercise	Number of Shares Acquired On Vesting(1)	Value Realized On Vesting
Robert W. White	—	$ —	14,000	$203,420
Jack J. Sandoski	—	—	3,500	50,855
Edward W. Gormley	—	—	3,500	50,855
Frank Kovalcheck	—	—	3,500	50,855

(1)	Represents shares granted pursuant to the 2005 Recognition and Retention Plan that vested on July 5, 2006.

Employment Agreements

On December 27, 2006, the Boards of Directors of Abington Community Bancorp, Abington Bank and Abington Bancorp, Inc., a Pennsylvania corporation recently formed to become Abington Bank’s new stock-form holding company upon consummation of its “second-step” conversion, approved the amendment and restatement of Abington Bank’s employment agreement, dated January 21, 2004, entered into with Robert W. White, Chairman of the Board, President and Chief Executive Officer of the Company and the Bank; and the January 1, 2005 employment agreements entered into between Abington Bank and each of our Senior Vice Presidents: Edward W. Gormley, Frank Kovalcheck and Jack J. Sandoski.

The employment agreements were primarily amended and restated in 2006 in order to reflect the proposed second-step conversion of Abington Bank and to comply with new Section 409A of the Internal Revenue Code of 1986, as amended, including the proposed regulations issued by the Internal Revenue Service. Section 409A of the Internal Revenue Code governs the deferral of compensation where the director, officer or employee has a legally binding right to compensation that is payable in a future year. Section 409A imposes new requirements with respect to deferral elections, payment events and payment elections.

As part of the revisions to comply with Section 409A of the Internal Revenue Code, Abington Community Bancorp and Abington Bank provided for cash severance payments to be paid in a lump sum in order to utilize an exemption from Section 409A. A specified employee is generally any employee whose annual compensation exceeds a specified dollar amount ($140,000 for 2006), which amount adjusts annually. Furthermore, various defined terms, including the definitions of change in control and disability, were revised to be consistent with Section 409A of the Internal Revenue Code.

In addition to amending and restating the employment agreement between Abington Bank and Mr. White, the Boards of Directors approved a new employment agreement between Abington Bancorp and Mr. White. The amended and restated agreement between Abington Bank and Mr. White and the new agreement between Abington Bancorp and Mr. White are substantially similar, provided, however, that in order to comply with the policies of the Office of Thrift Supervision, which will become the primary federal bank regulatory authority of Abington Bancorp upon consummation of our conversion and reorganization, certain payments otherwise payable under the amended and restated agreement with Abington Bank will be reduced or “scaled back” if they would constitute a “parachute payment” pursuant to Section 280G of the Internal Revenue Code. In addition, the amended and restated agreement between Abington Bank and Mr. White and the agreement between Abington Bancorp and Mr. White include the following provisions:

•	Salary and other compensation payable to Mr. White will be shared by Abington Bancorp and Abington Bank on a proportional basis.

•
In the event Mr. White’s employment is involuntarily terminated, other than for cause, disability, retirement or death, or by Mr. White for good reason, as defined, prior to a change in control, he will be entitled to a lump sum payment equal three times his current base salary plus highest bonus received in the prior three years, plus the continuation of certain employee benefits for a period up to the remaining term of the agreement.

•
In the event Mr. White’s employment is terminated concurrently with or within 12 months following a change in control, Mr. White will be entitled to a lump sum payment equal to 2.99 times his “base amount” as defined under Section 280G of the Internal Revenue Code, subject to reduction in the amended and restated agreement with Abington Bank, plus the continuation of certain employee benefits for up to three years. Under his agreement with Abington Bancorp, Abington Bancorp will reimburse Mr. White for any excise tax liability incurred pursuant to Sections 280G and 4999 of the Internal Revenue Code and for any additional taxes incurred as a result of such reimbursement.

•	In the event of Mr. White’s disability, he will be entitled to receive aggregate annual disability benefits at least equal to 60% of his then current salary through his 70th birthday.

•	A death benefit equal to three times Mr. White’s base salary.

•	The agreements contain non-competition and arbitration provisions substantially similar to those currently in place with Mr. White.

In addition, Abington Bank’s Amended and Restated Employment Agreements with Messrs. Gormley, Kovalcheck and Sandoski include the following provisions:

•
If the executive’s employment is terminated by Abington Bank, other than for cause, disability, retirement or death, or is terminated by the executive for good reason, as defined, prior to a change in control, the executive will be entitled to a lump sum payment equal to two times his current base salary and any bonus received in the prior year, plus continuation of certain employee benefits for up to two years.

•
If the executive’s employment is terminated concurrently with or within 12 months following a change in control, the executive will be entitled, with certain exceptions, to a lump sum payment equal to three times his current base salary and bonus for the prior year plus continuation of certain employee benefits for up to three years, subject to reduction in the event such payments or benefits would constitute a “parachute payment” under Section 280G of the Internal Revenue Code.

Although the above-described employment agreements could increase the cost of any acquisition of control of Abington Bancorp, we do not believe that the terms thereof would have a significant anti-takeover effect.

Potential Payments Upon Termination of Employment or Change in Control

The tables below reflect the amount of compensation to each of the named executive officers of Abington Bancorp and Abington Bank in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer upon voluntary termination, early retirement, involuntary not-for-cause termination, termination following a change in control and in the event of disability or death of the executive is shown below. The amounts shown assume that such termination was effective as of December 29, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from Abington Bancorp and Abington Bank.

Robert W. White. The following table shows the potential payments upon termination or a change in control of Abington Bancorp or Abington Bank for Robert W. White, our President and Chief Executive Officer.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (n)	Retirement (o)

Accrued leave (a)	$ —	$ —	$ —	$ —	$ —	$ —

Severance payments and benefits: (b)
Cash severance (c)	—	—	1,214,073	906,500	773,705(p)	—
ESOP allocations (d)	—	—	—	154,814	—	—
Medical and dental benefits (e)	—	—	47,587	47,587	—	—
Other welfare benefits (f)	—	—	2,887	2,887	—	—
Club dues (g)	—	—	18,000	18,000	—	—
Automobile expenses (h)	—	—	42,534	42,534	—	—
§280G tax gross-up (i)	—	—	—	706,218	—	—

Equity awards: (j)
Unvested stock options (k)	—	—	—	1,006,668	1,006,668	—
Unvested restricted stock awards (l)	—	—	—	1,074,080	1,074,080	—
Total payments and benefits (m)	$ —	$ —	$1,325,081	$3,959,288	$2,854,453	$ —

(Footnotes follow the table on page 17)

Jack J. Sandoski. The following table shows the potential payments upon termination or a change in control of Abington Bancorp or Abington Bank for Jack J. Sandoski, our Senior Vice President and Chief Financial Officer.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (n)	Retirement (o)

Accrued leave (a)	$16,500	$16,500	$ 16,500	$ 16,500	$ 16,500	$16,500

Severance payments and benefits: (b)
Cash severance (c)	—	—	406,126	609,189	—	—
ESOP allocations (d)	—	—	—	101,161	—	—
Medical and dental benefits (e)	—	—	30,980	46,333	—	—
Other welfare benefits (f)	—	—	1,988	3,038	—	—
Club dues (g)	—	—	—	—	—	—
Automobile expenses (h)	—	—	—	—	—	—
§280G cut-back (i)	—	—	—	(426,693)	—	—

Equity awards: (j)
Unvested stock options (k)	—	—	—	335,556	335,556	—
Unvested restricted stock awards (l)	—	—	—	268,520	268,520	—
Total payments and benefits (m)	$16,500	$16,500	$455,594	$953,604	$620,576	$16,500

(Footnotes follow the table on page 17)

Edward W. Gormley. The following table shows the potential payments upon termination or a change in control of Abington Bancorp or Abington Bank for Edward W. Gormley, our Senior Vice President and Corporate Secretary.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (n)	Retirement (o)

Accrued leave (a)	$15,923	$15,923	$ 15,923	$ 15,923	$ 15,923	$15,923

Severance payments and benefits: (b)
Cash severance (c)	—	—	392,382	588,573	—	—
ESOP allocations (d)	—	—	—	97,837	—	—
Medical and dental benefits (e)	—	—	29,618	44,971	—	—
Other welfare benefits (f)	—	—	1,713	2,618	—	—
Club dues (g)	—	—	—	—	—	—
Automobile expenses (h)	—	—	—	—	—	—
§280G tax gross-up (i)	—	—	—	(412,973)	—	—

Equity awards: (j)
Unvested stock options (k)	—	—	—	335,556	335,556	—
Unvested restricted stock awards (l)	—	—	—	268,520	268,520	—
Total payments and benefits (m)	$15,923	$15,923	$439,636	$941,025	$619,999	$15,923

(Footnotes follow the table on page 17)

Frank Kovalcheck. The following table shows the potential payments upon termination or a change in control of Abington Bancorp or Abington Bank for Frank Kovalcheck, our Senior Vice President.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (n)	Retirement (o)
Accrued leave (a)	$8,212	$8,212	$ 8,212	$ 8,212	$ 8,212	$8,212
Severance payments and benefits: (b)
Cash severance (c)	—	—	344,104	516,156	—	—
ESOP allocations (d)	—	—	—	85,297	—	—
Medical and dental benefits (e)	—	—	37,031	56,608	—	—
Other welfare benefits (f)	—	—	1,339	2,046	—	—
Club dues (g)	—	—	—	—	—	—
Automobile expenses (h)	—	—	—	—	—	—
§280G tax gross-up (i)	—	—	—	(434,781)	—	—
Equity awards: (j)
Unvested stock options (k)	—	—	—	335,556	335,556	—
Unvested restricted stock awards (l)	—	—	—	268,520	268,520	—
Total payments and benefits (m)	$8,212	$8,212	$390,686	$837,614	$612,288	$8,212

(a)
Employees are credited with vacation and sick time each calendar year based on position and tenure. If an employee voluntarily resigns, dies or retires during the year, he or she is paid for a portion of the current year’s unused vacation and sick leave. A payment also would be made if employment was involuntarily terminated with or without cause, by an executive for good reason, death, disability or retirement. Employees are unable to carryover to the following year any unused vacation time, but employees, except for Mr. White, may carryover up to 90 days of unused sick leave from one year to the next. In the event of termination of employment, however, only a maximum of 30 days of unused sick leave is paid. The amounts shown represent each executive’s accrued but unused vacation time and sick leave in the cases of Messrs. Gormley, Sandoski and Kovalcheck, but not in the case of Mr. White, as of December 29, 2006.

(b)
These severance payments and benefits are payable if the executive’s employment is terminated prior to a change in control either (i) by the Company or the Bank for any reason other than cause, disability, retirement or death or (ii) by the executive if the Company or the Bank takes certain adverse actions (a “good reason” termination). The severance payments and benefits are also payable if an executive’s employment is terminated during the term of the executive’s employment agreement following a change in control.

(c)
For Mr. White, the amount in the Involuntary Termination column represents a lump sum payment equal to three times the sum of his current base salary from the Company and the Bank and his highest bonus paid in the prior three calendar years, while the amount in the Change in Control column represents 2.99 times his average taxable income from the Company and the Bank for the five years preceding the year in which the date of termination occurs. For each other executive, the amount in the Involuntary Termination column represents two times the sum of the executive’s current base salary and bonus for the prior calendar year, while the amount in the Change in Control column represents a lump sum cash payment equal to three times the sum of the executive’s current base salary and bonus for the prior calendar year.

(d)
Upon a change in control, the ESOP will be terminated and the unallocated ESOP shares will first be used to repay the outstanding ESOP loan. Any remaining unallocated ESOP shares will then be allocated among ESOP participants on a pro rata basis based on account balances. Based on the December 29, 2006 closing price of $19.18 per share, the value of the remaining unallocated ESOP shares exceeds the remaining principal balance of the loan by approximately $3.2 million, and the Change in Control column reflects each executive’s proportionate share of such amount.

(Footnotes continued on following page)

(e)
In the Involuntary Termination column, represents the estimated present value cost of providing continued medical and dental coverage to each of the executives for the remaining term of Mr. White’s employment agreement or for an additional 24 months for each of the other executives. In the Change in Control column, represents the estimated present value cost of providing continued medical and dental coverage to each of the executives for an additional 36 months. In each case, the benefits will be discontinued if the executive obtains full-time employment with a subsequent employer which provides substantially similar benefits. The estimated costs assume the current insurance premiums or costs increase by 10% in each of 2008 and 2009.

(f)
In the Involuntary Termination column, represents the estimated present value cost of providing continued life, accidental death and long-term disability coverage to each of the executives for the remaining term of Mr. White’s employment agreement or for an additional 24 months for each of the other executives. In the Change in Control column, represents the estimated present value cost of providing such benefits to each of the executives for an additional 36 months. In each case, the benefits will be discontinued if the executive obtains full-time employment with a subsequent employer which provides substantially similar benefits. The estimated costs assume the current insurance premiums or costs increase by 10% in each of 2008 and 2009.

(g)	Represents the estimated costs of paying club dues to Mr. White for an assumed additional 36 months, based on the amounts paid in 2006. The amounts have not been discounted to present value.

(h)
Represents the estimated costs of paying automobile leases and related expenses to Mr. White for an assumed additional 36 months, based on the amounts paid in 2006. The amounts have not been discounted to present value.

(i)
The payments and benefits to Mr. White in the Change in Control column are subject to a 20% excise tax to the extent the parachute amounts associated therewith under Section 280G of the Code equal or exceed three times his average taxable income for the five years ended December 31, 2005. His payments exceed this threshold. If a change in control was to occur, the Company believes that the Section 280G gross-up payments could be reduced or even eliminated if the timing of the change in control permitted tax planning to be done. However, if the excise tax cannot be avoided, then the Company has agreed in its employment agreement with Mr. White to pay the 20% excise tax and the additional federal, state and local income taxes and excise taxes on such reimbursement in order to place him in the same after-tax position he would have been in if the excise tax had not been imposed. If the parachute amounts associated with the payments and benefits to Messrs. Sandoski, Gormley and Kovalcheck equal or exceed three times their average taxable income for the five years ended December 31, 2005, such payments and benefits in the event of a change of control will be reduced by the minimum amount necessary so that they do not trigger the 20% excise tax. The amount of the reductions for such officers are shown in the tables. If the timing of the change in control permitted tax planning to be done, the Company believes that the amount of the cut-backs could be reduced or even eliminated.

(j)
The vested stock options held by Messrs. White, Sandoski, Gormley and Kovalcheck had a value of approximately $252,000, $84,000, $84,000 and $84,000, respectively, based on the December 29, 2006 closing price of $19.18 per share. Such value can be obtained in the event of termination due to voluntary termination, death, disability, retirement or cause only if the executive actually exercises the vested options in the manner provided for by the relevant option plan and subsequently sells the shares received for $19.18 per share. In the event of a termination of employment, each executive (or his estate in the event of death) will have the right to exercise vested stock options for the period specified in his option grant agreement. If the termination of employment occurs following a change in control, each executive can exercise the vested stock options for the remainder of the original ten-year term of the option.

(k)
All unvested stock options will become fully vested upon an executive’s death, disability or retirement after age 65 or upon a change in control. None of the executives had reached age 65 as of December 29, 2006.

(l)
If an executive’s employment is terminated as a result of death or disability, unvested restricted stock awards are deemed fully earned. In addition, in the event of a change in control of the Company, the unvested restricted stock awards are deemed fully vested.

(m)
Does not include the value of the vested benefits to be paid under our tax-qualified 401(k) plan and ESOP or under our SERP and our Executive Deferred Compensation Plan. See the Pension Benefits table and the Nonqualified Deferred Compensation table under “- Benefit Plans” above. Also does not include the value of vested stock options set forth in Note (j) above, earned but unpaid salary and reimbursable expenses.

(Footnotes continued on following page)

(n)
If the employment of any of the executives is terminated due to death, such executive’s beneficiaries or estate will receive life insurance proceeds of $350,000 under our bank owned life insurance policies. For Mr. White, this amount is in addition to the continuation of his base salary in the event of his death as described in Note (p) below. The life insurance coverage is based on three times base salary, subject to a cap of $350,000. If the employment of any of the executives is terminated due to disability, they would each receive disability benefits equal to 65% of their base salary for the first six months, and thereafter would receive disability benefits of $5,000 per month until the executive reaches his normal retirement age of 65, minus Social Security disability benefits. In addition, Mr. White has a separate disability policy that would pay him $3,750 per month until his 65th birthday. Mr. White will also receive supplemental disability benefits as described in Note (p) below. In addition, each executive’s unvested stock options and unvested restricted stock awards will become fully vested upon death or disability. The SERP benefits discussed in Note (o) below will also become payable following death or disability.

(o)
The Company has a supplemental executive retirement plan (the “SERP”) covering each executive. Under the SERP, the normal retirement benefits in the event of retirement, death or disability on or after age 65 is an annual benefit equal to 50% of the executive’s salary for the highest three of the last 10 years, with the annual benefit payable for 10 years in quarterly installments. If the executive dies before age 65, his beneficiary or estate will receive a lump sum payment equal to the present value of the aggregate retirement benefit accrued by us. If the executive becomes disabled before age 65, then his 40 quarterly installments will begin as of the first day of the first full quarter following his 65th birthday. See the Pension Benefits table under “- Benefit Plans” above.

(p)
Represents the estimated present value of the supplemental disability benefits that Mr. White would be entitled to receive under his employment agreement if he remained disabled until age 70. In the event of disability, he is entitled to receive supplemental disability benefits equal to the difference between 60% of his base salary and the disability benefits otherwise payable to him, as described in Note (n) above. If Mr. White had died as of December 9, 2006, his spouse or his estate would have received a lump sum cash payment of approximately $831,000, representing the present value of his base salary for 36 months.

Benefit Plans

Supplemental Executive Retirement Plan. Abington Bank maintains a Supplemental Executive Retirement Plan for selected executive officers. Currently, Messrs. White, Sandoski, Gormley, and Kovalcheck participate in the Supplemental Executive Retirement Plan. The Supplemental Retirement Plan provides the participants with a ten-year benefit upon retirement at age 65 or older in an amount equal to 50% of the executive’s average base compensation, as defined, for the highest three calendar years during the 10 years immediately preceding retirement.

Pension Benefits. The table below shows the present value of accumulated benefits payable to Messrs. White, Sandoski, Gormley and Kovalcheck, including the number of years of credited service, under the supplemental executive retirement plan determined using interest rate and mortality rate assumptions consistent with those used in our financial statements.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)
Robert W. White	Supplemental Executive Retirement Plan	33	$815,417
Jack J. Sandoski	Supplemental Executive Retirement Plan	19	427,045
Edward W. Gormley	Supplemental Executive Retirement Plan	35	287,011
Frank Kovalcheck	Supplemental Executive Retirement Plan	6	50,207

(1)	Reflects value as of December 31, 2006.

Executive Deferred Compensation Plan. Abington Bank maintains an Executive Deferred Compensation Plan for selected executive officers. In December 2005, Abington’s board of directors froze the Amended and Restated Executive Deferred Compensation Plan retroactive to January 1, 2005, such that no further contributions will be made on behalf of the executive officers under the plan. Messrs. White, Sandoski, Gormley, and Kovalcheck currently participate in the executive deferred compensation plan. In addition, director Jane Margraff Kieser maintains an account in the Executive Deferred Compensation Plan with respect to amounts accumulated when she was an executive officer of Abington Bank. The board of directors took these actions upon its review of the total compensation programs available to Abington’s employees, including the increased benefits available as a result of the mutual holding company reorganization completed in December 2004 and the adoption of equity compensation plans by Abington’s shareholders at the 2005 Annual Meeting of Shareholders held in June 2005. The participant maintains an account in the Executive Deferred Compensation Plan until the earlier of retirement, termination of employment or death.

Nonqualified Deferred Compensation. The table below sets forth the aggregate balance at December 31, 2006 and earnings on the executive deferred compensation plan accounts for the named executive officers.

Name	Executive Contributions in 2006 Fiscal Year(1)	Registrant Contributions in 2006 Fiscal Year(1)	Aggregate Earnings in 2006 Fiscal Year(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2006
Robert W. White	$ —	$ —	$308,697	$ —	$958,006
Jack J. Sandoski	—	—	130,382	—	418,074
Edward W. Gormley	—	—	143,474	—	440,557
Frank Kovalcheck	—	—	31,732	—	101,015

(1)
In 2005 the executive deferred compensation plan was frozen retroactive to January 1, 2005. No contributions have been made to the named executive officers since the date that the executive deferred compensation plan was frozen. We have established a rabbi trust to fund certain benefit plans, including the executive deferred compensation plan. The aggregate earnings amounts in 2006 in the table reflect the increase in value of the assets held in the rabbi trust, which include our common stock for Messrs. White, Sandoski, Gormley and Kovalcheck, respectively.

Endorsement Split Dollar Insurance Agreements. Abington Bank has purchased insurance policies on the lives of the four executive officers named in the Summary Compensation Table, and has entered into Split Dollar Insurance Agreements with each of those officers. The policies are owned by Abington Bank which pays each premium due on the policies. Under the agreements with the named executive officers, upon an officer’s death while he remains employed by Abington Bank the executive’s beneficiary shall receive proceeds in the amount of the executive’s salary at the time of death multiplied by three (up to a maximum of $250,000) plus an additional $100,000. In the case of the officer’s death after termination of employment with Abington Bank, provided he reached age 65 before such termination, the officer’s beneficiary shall receive proceeds in the amount of $100,000. Abington Bank is entitled to receive the amount of the death benefits less those paid to the officer’s beneficiary, which is expected to reimburse Abington Bank in full for its life insurance investment.

The Split Dollar Insurance Agreements may be terminated at any time by Abington Bank or the officer, by written notice to the other. The Split Dollar Insurance Agreements will also terminate upon cancellation of the insurance policy by Abington Bank, cessation of Abington Bank’s business or upon bankruptcy, receivership or dissolution or by Abington Bank upon the officer’s termination of service to Abington Bank. Upon termination, the officer forfeits any right in the death benefit and Abington Bank may retain or terminate the insurance policy in its sole discretion.

Related Party Transactions

During fiscal 2006, Abington Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with its directors and officers, and other related parties. These transactions have been made on substantially the same terms, including interest rates, collateral, and repayment terms, as those prevailing at the same time for comparable transactions with unaffiliated parties. The extensions of credit to these persons have not and do not currently involve more than the normal risk of collectability or present other unfavorable features. None of these loans or other extensions of credit are disclosed as non-accrual, past due, restructured or potential problem loans.

Under Abington Community Bancorp’s Audit Committee Charter, the Audit Committee is required to review and approve all related party transactions, as described in Item 404 of Regulation S-K of the SEC’s rules. To the extent such transactions are ongoing business relationships with Abington Bancorp or Abington Bank, such transactions shall be reviewed annually and such relationships shall be on terms not materially less favorable than what would be usual and customary in similar transactions between unrelated persons dealing at arms’ length.

Compensation Committee Interlocks and Insider Participation

Ms. Margraff Kieser and Messrs. Graham and Pannepacker, who is Chairman, serve as members of the Compensation Committee. None of the members of the Compensation Committee during 2006 was a current or former officer or employee of Abington Community Bancorp or Abington Bank other than Ms. Margraff Kieser, who served as our Senior Vice President, Operations and Human Resources from 1980 to 2001. Nor did any member engage in certain transactions with Abington Community Bancorp or Abington Bank required to be disclosed by regulations of the SEC. Additionally, there were no compensation committee “interlocks” during 2006, which generally means that no executive officer of Abington Community Bancorp served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of Abington Community Bancorp.

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed with management certain Compensation Discussion and Analysis provisions to be included in Abington Community Bancorp’s 2007 Shareholder Meeting Schedule 14A Proxy Statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934. Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Abington Community Bancorp’s Proxy Statement.

Members of the Compensation Committee

Robert J. Pannepacker, Sr., Chairman
A. Stuard Graham, Jr.
Jane Margraff Kieser

BENEFICIAL OWNERSHIP OF COMMON STOCK
BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 3, 2007, the voting record date, certain information as to the common stock beneficially owned by (a) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, who or which was known to us to be the beneficial owner of more than 5% of the issued and outstanding common stock, (b) the directors of Abington Community Bancorp, (c) certain executive officers of Abington Community Bancorp named in the Summary Compensation Table; and (d) all directors and executive officers of Abington Community Bancorp as a group.

Name of Beneficial Owner or Number of Persons in Group	Amount and Nature of Beneficial Ownership as of April 3, 2007(1)	Percent of Common Stock
Abington Mutual Holding Company	8,728,500	57.1%
180 York Road
Jenkintown, Pennsylvania 19046
Directors:
Michael F. Czerwonka, III	47,450(2)(3)	*
A. Stuard Graham, Jr.	18,000(2)	*
Jane Margraff Kieser	54,899(2)(4)	*
Joseph B. McHugh	70,696(2)(5)	*
Robert J. Pannepacker, Sr.	94,750(2)(6)	*
Robert W. White	171,454(2)(7)	1.1
G. Price Wilson, Jr.	1,031(8)	*
Other Executive Officers:
Edward W. Gormley	89,757(2)(9)	*
Frank Kovalcheck	64,989(2)(10)	*
Jack J. Sandoski	91,757(2)(11)	*
All Directors and Executive Officers as a Group (10 persons)	704,783(2)	4.6%

*	Represents less than 1% of our outstanding common stock.

(1)
Based upon filings made pursuant to the Securities Exchange Act of 1934 and information furnished by the respective individuals. Under regulations promulgated pursuant to the Securities Exchange Act of 1934, shares of common stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares and none of the shares are pledged.

(2)
Includes shares over which the directors and officers have voting power which have been granted pursuant to the Abington Community Bancorp 2005 Recognition and Retention Plan and are held in the associated trust and stock options granted pursuant to the Abington Community Bancorp 2005 Stock Option Plan which are exercisable within 60 days as follows:

Name	Recognition Plan Trust	Stock Options
Michael F. Czerwonka, III	9,600	6,000
A. Stuard Graham, Jr.	9,600	6,000
Jane Margraff Kieser	9,600	6,000
Joseph B. McHugh	9,600	6,000
Robert J. Pannepacker, Sr.	9,600	6,000
Robert W. White	56,000	35,100
G. Price Wilson, Jr.	—	—
Edward W. Gormley	14,000	11,700
Frank Kovalcheck	14,000	11,700
Jack J. Sandoski	14,000	11,700
All Directors and Executive Officers as a Group (10 persons)	146,000	100,200

(Footnotes continued on following page)

(3)	Includes 9,000 shares held jointly with Mr. Czerwonka’s spouse, 16,000 shares held by Mr. Czerwonka’s spouse and 4,450 shares held in Mr. Czerwonka’s individual retirement account.

(4)	Includes 10,424 shares held in a Deferred Compensation Plan over which Ms. Kieser disclaims ownership.

(5)	Includes 55,096 shares held jointly with Mr. McHugh’s spouse.

(6)
Includes 25,370 shares held by Mr. Pannepacker’s spouse, 24,000 shares held by Mr. Pannepacker’s mother for whom he has power of attorney and over which he disclaims beneficial ownership and 2,000 shares held by Penny’s Flowers, Inc., a corporation of which Mr. Pannepacker is a 50% owner, and over which he disclaims beneficial ownership except with respect to his pecuniary interest therein.

(7)
Includes 14,712 shares held in the Abington Bank 401(k) Plan, 47,864 shares held in the Deferred Compensation Plan over which Mr. White disclaims beneficial ownership and 3,679 shares allocated to Mr. White’s account in the employee stock ownership plan, over which Mr. White has voting power.

(8)	The 1,031 shares are held in Mr. Wilson’s individual retirement account.

(9)
Includes 37,116 shares held in Abington Bank’s 401(k) Plan, 22,269 shares held in the Deferred Compensation Plan over which Mr. Gormley disclaims beneficial ownership and 2,325 shares allocated to Mr. Gormley’s account in the employee stock ownership plan over which Mr. Gormley has voting power.

(10)
Includes 7,680 shares held jointly with Mr. Kovalcheck’s spouse, 9,807 shares held by Mr. Kovalcheck’s spouse, 6,046 shares held in the Abington Bank 401(k) Plan, 4,900 shares held in the Deferred Compensation Plan over which Mr. Kovalcheck disclaims beneficial ownership and 2,027 shares allocated to Mr. Kovalcheck’s account in the employee stock ownership plan over which Mr. Kovalcheck has voting power.

(11)
Includes 30,000 shares held in Abington Bank’s 401(k) Plan, 20,153 shares held in the Deferred Compensation Plan over which Mr. Sandoski disclaims beneficial ownership, 10,000 shares held by Mr. Sandoski’s mother for whom he has power of attorney and over which he disclaims beneficial ownership and 2,404 shares allocated to Mr. Sandoski’s account in the employee stock ownership plan, over which Mr. Sandoski has voting power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the officers and directors, and persons who own more than 10% of Abington Community Bancorp’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by regulation to furnish us with copies of all Section 16(a) forms they file.  Other than Abington Mutual Holding Company, which owns 55.0% of our outstanding common stock, we know of no person who owns 10% or more of Abington Community Bancorp’s common stock.

Based solely on our review of the copies of such forms furnished to us, or written representations from our officers and directors, we believe that during, and with respect to, the fiscal year ended December 31, 2006, our officers and directors complied in all respects with the reporting requirements promulgated under Section 16(a) of the Securities Exchange Act of 1934.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal Two)

The Audit Committee of the Board of Directors of Abington Community Bancorp has appointed Beard Miller Company LLP, an independent registered public accounting firm, to perform the audit of our financial statements for the year ending December 31, 2007, and further directed that the selection of Beard Miller Company LLP be submitted for ratification by the shareholders at the Annual Meeting.

Deloitte & Touche LLP performed audits of Abington Community Bancorp’s consolidated financial statements at and for the three-years ended December 31, 2005. On March 28, 2006, the Audit Committee notified Deloitte & Touche LLP of the Committee’s determination to terminate the services of Deloitte & Touche LLP as Abington Community Bancorp’s independent registered public accounting firm as of such date. Also on March 28, 2006, the Audit Committee decided to engage the regional accounting firm Beard Miller Company LLP to serve as Abington Community Bancorp’s independent registered public accounting firm for the fiscal year ending December 31, 2006. Deloitte & Touche LLP’s reports did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the year ended December 31, 2005, and from December 31, 2005 through the effective date of Deloitte & Touche LLP’s termination, there were no disagreements between Abington Community Bancorp and Deloitte & Touche LLP on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, which disagreements would have caused Deloitte & Touche LLP to make reference to the subject matter of such disagreements in connection with its reports on the financial statements for such year.

During the year ended December 31, 2005, and from December 31, 2005 until the engagement of Beard Miller Company LLP as Abington Community Bancorp’s independent registered public accounting firm, which engagement was effected by Abington Community Bancorp’s Audit Committee (which is comprised solely of independent directors), neither Abington Community Bancorp nor anyone on its behalf consulted Beard Miller Company LLP with respect to any accounting or auditing issues involving Abington Community Bancorp. In particular, there was no discussion with Abington Community Bancorp regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the financial statements, or any matter that was either the subject of a disagreement with Deloitte & Touche LLP on accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused Deloitte & Touche LLP to make reference to the matter in their report, or a “reportable event” as described in Item 304(a)(1)(v) of Regulations S-K.

We have been advised by Beard Miller Company LLP that neither that firm nor any of its associates has any relationship with Abington Community Bancorp or its subsidiaries other than the usual relationship that exists between an independent registered public accounting firm and clients. Beard Miller Company LLP is expected to have one or more representatives at the Annual Meeting who will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

In determining whether to appoint Beard Miller Company LLP as our independent registered public accounting firm, our Audit Committee considered whether the provision of services, other than auditing services, by Beard Miller Company LLP is compatible with maintaining their independence. In addition to performing auditing services as well as reviewing Abington Community Bancorp’s public filings, Beard Miller Company LLP will perform tax-related services, including the completion of Abington Community Bancorp’s corporate tax returns, in fiscal 2007. The Audit Committee believes that Beard Miller Company LLP’s performance of these other services is compatible with maintaining their independence.

The Board of Directors recommends that you vote FOR the ratification of the appointment of
Beard Miller Company LLP for the fiscal year ending December 31, 2007.

Audit Fees

The following table sets forth the aggregate fees paid by us to Beard Miller Company LLP and Deloitte & Touche LLP for professional services rendered in connection with the audit of Abington Community Bancorp’s consolidated financial statements for 2006 and 2005, respectively, as well as the fees paid by us to Beard Miller Company LLP and Deloitte & Touche LLP for audit-related and other services rendered to us during 2006 and 2005, respectively.

	Year Ended December 31,
	2006	2005
Audit fees (1)	$104,523	$239,950
Audit-related fees (2)	26,133	61,200
Tax fees (3)	19,250	34,934
All other fees	—	—
Total	$149,906	$336,084

(1)
Audit fees consist of fees incurred in connection with the audit of our annual financial statements and the review of the interim financial statements included in our quarterly reports filed with the Securities and Exchange Commission, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

(2)	Audit-related fees primarily consist of fees incurred in connection with the audit of certain benefit plans.

(3)	Tax fees primarily consist of fees incurred in connection with the preparation of state and federal tax returns.

The Audit Committee selects our independent registered public accounting firm and pre-approves all audit services to be provided by it to Abington Community Bancorp. The Audit Committee also reviews and pre-approves all audit-related and non-audit related services rendered by our independent registered public accounting firm in accordance with the Audit Committee’s charter. In its review of these services and related fees and terms, the Audit Committee considers, among other things, the possible effect of the performance of such services on the independence of our independent registered public accounting firm. The Audit Committee pre-approves certain audit-related services and certain non-audit related tax services which are specifically described by the Audit Committee on an annual basis and separately approves other individual engagements as necessary.

Each new engagement of Beard Miller Company LLP was approved in advance by the Audit Committee and none of those engagements made use of the de minimis exception to pre-approval contained in the Securities and Exchange Commission’s rules.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed Abington Community Bancorp’s audited financial statements with management. The Audit Committee has discussed with Abington Community Bancorp’s independent registered public accounting firm, Beard Miller Company LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and has discussed with Beard Miller Company LLP, the independent registered public accounting firm’s independence. Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Abington Community Bancorp’s Annual Report on Form 10-K for fiscal year 2006 for filing with the Securities and Exchange Commission.

In addition, the functions of the Audit Committee include the following:

•	selecting our independent registered public accounting firm;

•	reviewing with management and Abington Community Bancorp’s independent registered public accounting firm the financial statements issued pursuant to federal regulatory requirements;

•	meeting with the independent registered public accounting firm to review the scope of audit services, significant accounting changes and audit conclusions regarding significant accounting estimates;

•	assessing the adequacy of internal controls and the resolution of any significant deficiencies or material control weaknesses;

•	assessing compliance with laws and regulations and overseeing the internal audit function; and

•	performing all other duties assigned by the Board of Directors.

Members of the Audit Committee Michael F. Czerwonka, III, Chairman Joseph B. McHugh Robert John Pannepacker, Sr.

SHAREHOLDER PROPOSALS, NOMINATIONS AND COMMUNICATIONS
WITH THE BOARD OF DIRECTORS

Shareholder Proposals. Any proposal which a shareholder wishes to have included in the proxy materials of Abington Community Bancorp relating to the next annual meeting of shareholders of Abington Community Bancorp, which is currently expected to be held in May 2008 if we do not complete our second step conversion by that date, must be received at the principal executive offices of Abington Community Bancorp, Inc., 180 Old York Road, Jenkintown, Pennsylvania, 19046, Attention: Edward W. Gormley, Corporate Secretary, no later than December 18, 2007. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, it will be included in the Proxy Statement and set forth on the form of proxy issued for such annual meeting of shareholders. It is urged that any such proposals be sent certified mail, return receipt requested.

Shareholder proposals that are not submitted for inclusion in Abington Community Bancorp’s proxy materials pursuant to Rule 14a-8 may be brought before an Annual Meeting pursuant to Section 2.10 of Abington Community Bancorp’s Bylaws. Notice of the proposal must also be given in writing and delivered to, or mailed and received at, our principal executive offices by December 18, 2007. The notice must include the information required by Section 2.10 of our Bylaws.

If, as expected, we complete our second step conversion prior to the next annual meeting of shareholders, the Bylaws of Abington Bancorp, Inc., our successor corporation, provide that notice, satisfying the provisions of Section 2.10 of Abington Bancorp’s Bylaws, must be received at the address indicated above by December 15, 2007.

Shareholder Nominations. Our Bylaws provide that, subject to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, all nominations for election to the Board of Directors, other than those made by the Board or the Nominating Committee thereof, shall be made by a shareholder who has complied with the notice provisions in the Bylaws. Written notice of a shareholder nomination generally must be communicated to the attention of the Corporate Secretary and either delivered to, or mailed and received at, our principal executive offices not later than, with respect to an annual meeting of shareholders, 120 days prior to the anniversary date of the mailing of proxy materials by us in connection with the immediately preceding annual meeting of shareholders. For our annual meeting in 2008, this notice must be received by December 18, 2007. If, as expected, we complete our second step conversion prior to the next annual meeting of shareholders the Bylaws of Abington Bancorp, Inc. provide that nominations must be received by December 15, 2007. Each written notice of a shareholder nomination is required to set forth certain information specified in Section 3.12 of Abington Community Bancorp’s Bylaws or Abington Bancorp’s Bylaws, as applicable. We did not receive any shareholder nominations with respect to this Annual Meeting.

Other Shareholder Communications. Our Board of Directors has adopted a formal process by which shareholders may communicate with the Board. Shareholders who wish to communicate with our Board of Directors may do so by sending written communications addressed to the Board of Directors of Abington Community Bancorp, Inc., c/o Edward W. Gormley, Corporate Secretary, 180 Old York Road, Jenkintown, Pennsylvania, 19046.

ANNUAL REPORTS

A copy of our Annual Report to Shareholders on Form 10-K for the year ended December 31, 2006 accompanies this Proxy Statement. Such report is not part of the proxy solicitation materials.

Upon receipt of a written request we will furnish to any shareholder without charge a copy of the exhibits to our Annual Report on Form 10-K for fiscal 2006. Such written requests should be directed to Mr. Edward W. Gormley, Corporate Secretary, Abington Community Bancorp, 180 Old York Road, Jenkintown, Pennsylvania 19046. The Form 10-K is not a part of the proxy solicitation materials.

OTHER MATTERS

Management is not aware of any business to come before the Annual Meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

The cost of the solicitation of proxies will be borne by Abington Community Bancorp. Abington Community Bancorp will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of Abington Community Bancorp’s common stock. In addition to solicitations by mail, directors, officers and employees of Abington Community Bancorp may solicit proxies personally or by telephone without additional compensation.

REVOCABLE PROXY
ABINGTON COMMUNITY BANCORP, INC.

☒	Please Mark Votes
As in This Example

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ABINGTON COMMUNITY BANCORP, INC. FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 17, 2007 AND AT ANY ADJOURNMENT THEREOF.

The undersigned hereby appoints the Board of Directors of Abington Community Bancorp, Inc. or any successors thereto, as proxies with full powers of substitution, to represent and vote, as designated below, all the shares of common stock of Abington Community Bancorp, Inc. held of record by the undersigned on April 3, 2007 at the Annual Meeting of Shareholders to be held at the Huntingdon Valley Country Club, located at 2295 Country Club Drive, Huntingdon Valley, Pennsylvania on Thursday, May 17, 2007, at 10:30 a.m., Eastern Daylight Time, or at any adjournment thereof.

1.	ELECTION OF DIRECTORS FOR A THREE-YEAR TERM:

☐ FOR	☐ WITHHOLD	☐ FOR ALL EXCEPT

Nominees for three-year term expiring in 2010: Joseph B. McHugh and G. Price Wilson, Jr.

Instruction: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2.	PROPOSAL TO RATIFY THE APPOINTMENT of Beard Miller Company LLP as Abington Community Bancorp’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

The Board of Directors recommends that you vote “FOR” all of the nominees listed above and “FOR” the ratification of the appointment of Beard Miller Company LLP.

THE SHARES OF ABINGTON COMMUNITY BANCORP’S COMMON STOCK WILL BE VOTED AS SPECIFIED. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES TO THE BOARD OF DIRECTORS, FOR RATIFICATION OF THE APPOINTMENT OF ABINGTON COMMUNITY BANCORP’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND OTHERWISE AT THE DISCRETION OF THE PROXIES. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE ANNUAL MEETING.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders of Abington Community Bancorp, Inc. called for May 17, 2007, the accompanying Proxy Statement and the Annual Report prior to the signing of this proxy.

Please be sure to date this Proxy and sign in the box below.	Date
Shareholder sign above	Co-holder (if any) sign above
...
▲ Detach above card, sign, date and mail in postage paid envelope provided. ▲

ABINGTON COMMUNITY BANCORP, INC.

Please sign this Proxy exactly as your name(s) appear(s) on this proxy. When signing in a representative capacity, please give title. When shares are held jointly, only one holder need sign.

PLEASE ACT PROMPTLY
MARK, SIGN, DATE AND MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

401(k) PLAN VOTING INSTRUCTION BALLOT
ABINGTON COMMUNITY BANCORP, INC.

☒	Please Mark Votes
As in This Example

The undersigned hereby instructs the Trustees of the 401(k) Plan of Abington Bank to vote, as designated below, all the shares of common stock of Abington Community Bancorp, Inc. allocated to my 401(k) Plan account as of April 3, 2007 at the Annual Meeting of Shareholders to be held at the Huntingdon Valley Country Club located at 2295 Country Club Drive, Huntingdon Valley, Pennsylvania, on Thursday, May 17, 2007, at 10:30 a.m., Eastern Daylight Time, or at any adjournment thereof.

1.	ELECTION OF DIRECTORS FOR THREE-YEAR TERM

☐ FOR	☐ WITHHOLD	☐ FOR ALL EXCEPT

Nominees for three-year term expiring in 2010: Joseph B. McHugh and G. Price Wilson, Jr.

Instruction: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2.	PROPOSAL TO RATIFY THE APPOINTMENT of Beard Miller Company LLP as Abington Community Bancorp’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In their discretion, the Trustees are authorized to vote upon such other business as may properly come before the meeting.

The Board of Directors recommends that you vote “FOR” all of the nominees listed above and “FOR” the ratification of the appointment of Beard Miller Company LLP.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders of Abington Community Bancorp, Inc. called for May 17, 2007, the accompanying Proxy Statement and the Annual Report prior to the signing of this card.

Please be sure to date this Card and sign in the box below.	Date
Plan Participant sign above

...
▲ Detach above card, sign, date and mail in postage paid envelope provided. ▲

ABINGTON COMMUNITY BANCORP, INC.

Please sign this card exactly as your name appears on this card. When signing in a representative capacity, please give title.

PLEASE MARK, SIGN, DATE AND RETURN
401(k) VOTING INSTRUCTION BALLOT PROMPTLY.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE CARD IN THE ENVELOPE PROVIDED.

April 16, 2007

To:	Participants in Abington Bank’s 401(k) Plan

Re:	Instructions for voting shares of Abington Community Bancorp, Inc.

As described in the enclosed materials, proxies are being solicited in connection with the proposals to be considered at the upcoming Annual Meeting of Shareholders of Abington Community Bancorp, Inc. We hope you will take advantage of the opportunity to direct the manner in which shares of common stock of Abington Community Bancorp allocated to your account in the Abington Bank 401(k) Plan will be voted.

Enclosed with this letter is the Proxy Statement, which describes the matters to be voted upon, the Annual Report to Shareholders and Voting Instruction Ballot. After you have reviewed the Proxy Statement, we urge you to vote your allocated shares held in the 401(k) Plan by marking, dating, signing and returning the enclosed Voting Instruction Ballot in the envelope provided. Registrar and Transfer Company will tabulate the votes for the purpose of having those shares voted by the Trustees.

We urge each of you to vote, as a means of participating in the governance of the affairs of Abington Community Bancorp. If your voting instructions are not received, the shares allocated to your 401(k) Plan account will generally not be voted. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

Please note that the enclosed material relates only to those shares which have been allocated to you in your account under the 401(k) Plan. If you also own shares of Abington Community Bancorp common stock outside of the 401(k) Plan, you should receive other voting material for those shares owned by you individually. Please return all your voting material so that all your shares may be voted.

Sincerely,

/s/ Robert W. White Robert W. White Chairman, President and Chief Executive Officer

ABINGTON BANK EMPLOYEE STOCK OWNERSHIP PLAN
VOTING INSTRUCTION BALLOT

ABINGTON COMMUNITY BANCORP, INC.
ANNUAL MEETING OF SHAREHOLDERS

☒	Please Mark Votes
As in This Example

The undersigned hereby instructs the Trustees of the Employee Stock Ownership Plan of Abington Bank to vote, as designated below, all the shares of common stock of Abington Community Bancorp, Inc. allocated to my Employee Stock Ownership Plan account as of April 3, 2007 at the Annual Meeting of Shareholders to be held at the Huntingdon Valley Country Club located at 2295 Country Club Drive, Huntingdon Valley, Pennsylvania, on Thursday, May 17, 2007, at 10:30 a.m., Eastern Daylight Time, or at any adjournment thereof.

1.	ELECTION OF DIRECTORS FOR THREE-YEAR TERM

☐ FOR	☐ WITHHOLD	☐ FOR ALL EXCEPT

Nominees for three-year term expiring in 2010: Joseph B. McHugh and G. Price Wilson, Jr.

Instruction: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2.	PROPOSAL TO RATIFY THE APPOINTMENT of Beard Miller Company LLP as Abington Community Bancorp’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In their discretion, the Trustees are authorized to vote upon such other business as may properly come before the meeting.

The Board of Directors recommends that you vote “FOR” all of the nominees listed above and “FOR” the ratification of the appointment of Beard Miller Company LLP.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders of Abington Community Bancorp, Inc. called for May 17, 2007, the accompanying Proxy Statement and the Annual Report prior to the signing of this card.

Please be sure to date this Card and sign in the box below.	Date
Plan Participant sign above
...
▲ Detach above card, sign, date and mail in postage paid envelope provided. ▲

ABINGTON COMMUNITY BANCORP, INC.

PLEASE MARK, SIGN THIS CARD EXACTLY AS YOUR NAME APPEARS ON THIS CARD, DATE AND RETURN ESOP VOTING INSTRUCTION BALLOT PROMPTLY.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE CARD IN THE ENVELOPE PROVIDED.

April 16, 2007

To:	Participants in Abington Bank’s Employee Stock Ownership Plan

Re:	Instructions for voting shares of Abington Community Bancorp, Inc.

As described in the enclosed materials, proxies are being solicited in connection with the proposals to be considered at the upcoming Annual Meeting of Shareholders of Abington Community Bancorp, Inc. We hope you will take advantage of the opportunity to direct the manner in which shares of common stock of Abington Community Bancorp allocated to your account in the Abington Bank Employee Stock Ownership Plan will be voted.

Enclosed with this letter is the Proxy Statement, which describes the matters to be voted upon, the Annual Report to Shareholders and Voting Instruction Ballot. After you have reviewed the Proxy Statement, we urge you to vote your allocated shares held in the Employee Stock Ownership Plan by marking, dating, signing and returning the enclosed Voting Instruction Ballot in the envelope provided. Registrar and Transfer Company will tabulate the votes for the purpose of having those shares voted by the Trustees.

We urge each of you to vote, as a means of participating in the governance of the affairs of Abington Community Bancorp. If your voting instructions are not received, the shares allocated to your Employee Stock Ownership Plan account will generally not be voted. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

Please note that the enclosed material relates only to those shares which have been allocated to you in your account under the Employee Stock Ownership Plan. If you also own shares of Abington Community Bancorp common stock outside of the Employee Stock Ownership Plan, you should receive other voting material for those shares owned by you individually or through other plans. Please return all your voting material so that all your shares may be voted.

Sincerely,

/s/ Robert W. White

Robert W. White Chairman, President and Chief Executive Officer

2005 RECOGNITION AND RETENTION PLAN
VOTING INSTRUCTION BALLOT
ABINGTON COMMUNITY BANCORP, INC.

☒	Please Mark Votes
As in This Example

The undersigned hereby instructs the Trustees of the 2005 Recognition and Retention Plan of Abington Bank to vote, as designated below, all the shares of common stock of Abington Community Bancorp, Inc. granted to the undersigned and held in the Recognition and Retention Plan Trust as of April 3, 2007 at the Annual Meeting of Shareholders to be held at the Huntingdon Valley Country Club located at 2295 Country Club Drive, Huntingdon Valley, Pennsylvania, on Thursday, May 17, 2007, at 10:30 a.m., Eastern Daylight Time, or at any adjournment thereof.

1.	ELECTION OF DIRECTORS FOR THREE-YEAR TERM

☐ FOR	☐ WITHHOLD	☐ FOR ALL EXCEPT

Nominees for three-year term expiring in 2010: Joseph B. McHugh and G. Price Wilson, Jr.

Instruction: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2.	PROPOSAL TO RATIFY THE APPOINTMENT of Beard Miller Company LLP as Abington Community Bancorp’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In their discretion, the Trustees are authorized to vote upon such other business as may properly come before the meeting.

The Board of Directors recommends that you vote “FOR” all of the nominees listed above and “FOR” the ratification of the appointment of Beard Miller Company LLP.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders of Abington Community Bancorp, Inc. called for May 17, 2007, the accompanying Proxy Statement and the Annual Report prior to the signing of this card.

Please be sure to date this Card and sign in the box below.	Date
Plan Participant sign above

...
▲ Detach above card, sign, date and mail in postage paid envelope provided. ▲

ABINGTON COMMUNITY BANCORP, INC.

PLEASE MARK, SIGN THIS CARD EXACTLY AS YOUR NAME APPEARS ON THIS CARD, DATE AND RETURN RECOGNITION AND RETENTION PLAN VOTING INSTRUCTION BALLOT PROMPTLY.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE CARD IN THE ENVELOPE PROVIDED.

April 16, 2007

To:	Participants in Abington Community Bancorp’s 2005 Recognition and Retention Plan

Re:	Instructions for voting shares of Abington Community Bancorp, Inc.

As described in the enclosed materials, proxies are being solicited in connection with the proposals to be considered at the upcoming Annual Meeting of Shareholders of Abington Community Bancorp, Inc. We hope you will take advantage of the opportunity to direct the manner in which shares of common stock of Abington Community Bancorp granted to you and held in Abington Community Bancorp’s 2005 Recognition and Retention Plan Trust will be voted.

Enclosed with this letter is the Proxy Statement, which describes the matters to be voted upon, the Annual Report to Shareholders and Voting Instruction Ballot. After you have reviewed the Proxy Statement, we urge you to vote your shares held in the Recognition and Retention Plan Trust by marking, dating, signing and returning the enclosed Voting Instruction Ballot in the envelope provided. Registrar and Transfer Company will tabulate the votes for the purpose of having those shares voted by the Trustees.

We urge each of you to vote, as a means of participating in the governance of the affairs of Abington Community Bancorp. If your voting instructions are not received, the shares granted to you and held in the Recognition and Retention Plan Trust will be voted by the Trustees in their sole discretion. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

Please note that the enclosed material relates only to those shares which have been granted to you and held in the Recognition and Retention Plan Trust. If you also own shares of Abington Community Bancorp individually or through other plans, you should receive other voting material for those shares. Please return all your voting material so that all your shares may be voted.

Sincerely,

/s/ Robert W. White
Robert W. White Chairman, President and Chief Executive Officer